Officer Retirement SPONSORING ORGANIZATION: People Services

PURPOSE
Retirement for an Officer implies significant change in a relationship and a career milestone. To be most effective, the retirement process should be characterized by openness, honesty, clarity, and equitability. Both the process and post-retirement programs should help prepare the Officer and foster close continuing relations between the retired Officer and the firm.

SCOPE
This policy applies to all Senior Vice Presidents and above (“Officers”) of the firm.

POLICY
Eligibility
An Officer may be eligible to retire, with full retirement benefits, if such retirement occurs on or after either:
• Seven (7) years of service as an Officer and upon reaching age 60;
or

• Ten (10) years of service as an Officer and upon reaching age 55
or
Special Eligibility Rules for existing active Officers as of January 1, 2024
Individuals who were hired or promoted to Officer prior to January 1, 2024 (the “Grandfathered Officers”) may continue to be eligible to retire, with retirement benefits as outlined in this policy, if such individual remains continuously employed with the firm from the date the individual became an Officer through the date of retirement and such retirement occurs on or after either:

• five (5) years of service as an Officer and upon reaching age 60; or
• ten (10) years of service as an Officer and upon reaching age 50.

This special eligibility rule shall not apply to any Officers who are reemployed following a termination of employment with the firm if such reemployment occurs after January 1, 2024

If an Officer terminates employment with the firm but is rehired within five (5) years following the date of such termination, the Officer will be granted credit for any prior years of employment with the firm in determining whether the seven or ten years of service requirement described above is satisfied. Officers re-hired more than a five (5) years after the date of retirement will not be given credit for prior years of service.

For retirement benefit eligibility, business continuity, and succession planning, an Officer is required to provide written notification of intention to retire at least three (3) months prior to the Officer’s anticipated retirement date to the Chief People Officer (CPO). For notice periods less than three (3) months, approval by the CPO is required.
for eligibility to the benefits described in this Policy. During this notification period, the Officer shall retain the Officer’s current benefits and compensation.

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U.S. Officers departing the firm who do not meet the eligibility criteria to retire as an Officer but have at least 25 years of service with the firm, in either an Officer or staff position, may be offered continued health and dental coverage under a firm group health plan following retirement in the firm’s sole discretion. This offer must be made in writing and approved by the CPO.

Compensation and Retirement Payments

Annual Bonus
Upon recommendation of management, and with the approval of the Compensation, Culture and People Committee of the Board of Directors in the case of retiring Section 16 Officers, a prorated annual bonus payment for the fiscal year in which retirement occurs may be awarded to a retiring Officer based on the Officer’s performance and time in level during the fiscal year in which the retirement occurred. Retiring Officers who qualify for bonuses during any fiscal year will receive any such bonus payment when that fiscal year's bonuses are paid to active Officers within two-and-one-half months from fiscal year end; provided, however, that a Retiring Officer who previously elected to defer a portion of such bonus under the Booz Allen Hamilton Inc. the Nonqualified Deferred Compensation Plan will receive payment in accordance with the terms of such plan.

Equity
Matters related to equity in Booz Allen Hamilton Holding Corporation shall be governed by the Equity Incentive Plan (EIP) as may be amended from time to time, and the applicable Award Agreement(s).

Retirement Payment
An Officer may be eligible to receive a gross lump sum cash retirement payment equal to $20,000 USD (or equivalent) for each year of service as an Officer (pro-rated as appropriate for partial years of service). This retirement payment is subject to applicable taxes and withholdings and will be paid within 90 days following the Officer’s last day of employment. This payment is based on current economics and subject to change. Income taxes payable with respect to payments made under this policy are subject to determination based on the tax residence of the retired Officer.

Health Insurance
U.S.-based/U.S. Citizen Officers retiring Officers (and any dependents of the Officer who are covered under the Firm’s medical plan for active employees on the date of retirement) are eligible for comprehensive health insurance coverage under the U.S. Retired Officer Medical and Dental Insurance Plan or a successor plan (the “Retired Officer Medical Plan”); premiums are paid by the firm. Neither dependents who are not covered under the Firm’s medical plan for active employees on the date of the Officer’s retirement nor dependents acquired by an Officer following the date of an Officer’s retirement are eligible for such coverage. If a retired Officer pre-deceases his/her spouse or domestic partner, the spouse/domestic partner may remain in the Retired Officer Medical Plan. Officers based outside the U. S. will be provided comparable coverage, as available. In the event of a conflict between the terms of the Retired Officer Medical Plan and this policy, the terms of the Retired Officer Medical Plan will govern.

Should a retired Officer become employed by a new employer following retirement from Booz Allen, they must enroll in the medical/dental plan at their new employer at which point coverage under the Booz Allen Officer Medical Plan will be secondary to the new employer plan.

If during the five-year period after a “change in control” (as defined in the Equity Incentive Plan, as may be amended from time to time) the Retired Officer Medical Plan is terminated or modified in a manner that is materially adverse to Officers who have met the requirements to receive retirement benefits under this policy on the date of the change in control or retired Officers who are covered by the Retired Officer Medical Plan, such Officers (and their eligible spouses/domestic partners) will be guaranteed continued benefits under the Retired Officer Medical Plan through the fifth anniversary of the change in control. In addition, each such Officer (or their eligible spouse/domestic partner) shall be paid, during the 90-day period following the fifth anniversary of the change in control, an amount equal to the excess of the actuarial cost of such Officer’s (and their eligible spouse’s/domestic partner’s) benefits under the Retired Officer Medical Plan that would be accrued on the firm’s financial

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statements on the fifth anniversary of the change in control in the absence of such termination or modification of the Retired Officer Medical Plan over the amount that is accrued on the firm’s financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding any accrual for the payment itself). The actuarial and other assumptions used in calculating the accruals will be the same assumptions as those used to calculate the accrual immediately prior to the change in control, with such changes as are required under generally accepted accounting principles or as otherwise approved by a majority of the members of the firm’s leadership team, as constituted immediately prior to the change in control (the “CIC Team”).

The firm will notify such Officers of any termination or modification that will result in a payment under this policy within 30 days after a decision to terminate or modify the Retired Officer Medical Plan is approved and, in any event, no later than 90 days prior to the fifth anniversary of the change in control. Within 30 days after the fifth anniversary of the change in control, the firm will prepare and deliver to the CIC Team a statement setting forth the calculation of the aggregate payments to such Officers. The CIC Team, acting by majority vote, will have 30 days following receipt of the calculation to deliver a written notice that the CIC Team disputes the calculation of the payments, which notice will set forth in reasonable detail the basis for the dispute (e.g., mathematical errors or a change in assumptions other than as required by generally accepted accounting principles). If the CIC Team does not submit a notice of dispute prior to the end of the 30-day period, the calculation will be deemed final and binding. The firm and the CIC Team will work in good faith to resolve any dispute as promptly as possible. Any portion of the accruals that are not in dispute (i.e., the payment as originally calculated by the firm) will be paid to the Officers on or before the 90th day following the fifth anniversary of the change in control.

If the firm and the CIC Team are unable to resolve a dispute on or before the 30th day following receipt by the firm of the notice of dispute, the firm will retain a nationally recognized independent public accounting firm (the “Accounting Firm”) selected by the CIC Team to resolve any remaining disputes contained in the notice of dispute. The Accounting Firm will return a determination to the firm and the CIC Team as soon as practicable and no later than 60 days after being engaged to resolve the disputes. The determination of the Accounting Firm will be final and binding with respect to all disputes presented to it. The firm will pay any remaining amount within 30 days of the resolution of the dispute and, in any event, no later than December 31 of the year in which the Accounting Firm delivers its final determination.

For purposes of the benefits described in this Health Insurance section, including the change in control benefit but excluding for the avoidance of doubt, all of the other benefits described in this policy (i.e., Performance Bonus, Equity and Retirement Payment), “Officer” shall include those Vice Presidents of the firm who were Senior Directors as of 10/1/2009.

Release of Claims
Retirement payments and benefits shall be contingent upon the Officer’s execution and non-revocation of a release of claims in the form provided by the firm, as well as any subsequent reaffirmation, as applicable. Any payment that would otherwise have been made during such execution and revocation period shall be paid in a lump sum on the first applicable payment date to occur after the release becomes irrevocable, provided that, if such execution and revocation period spans more than one calendar year, no such payments shall be made until the first payroll date in the second calendar year. Failure by an Officer to execute an irrevocable release of claims within the time frame established by the firm will result in the Officer’s forfeiture of all payments and benefits otherwise due under this Policy.

Existing Agreements
An Officer’s retirement does not waive obligations under the existing Agreement concerning Proprietary Information and Intellectual Property, Non-Solicit, Non-Recruitment and Non-Competition and the Equity Incentive Plan (EIP) as may be amended from time to time. These terms and conditions contain information relative to potential restrictions on future employment opportunities.

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The Benefits Plan Committee (“BPC”), or its delegate, is responsible for administering the benefits described in this policy to the extent such benefits are subject to ERISA, including the lump sum retirement payment payable to each Officer. The lump sum retirement payment described in this policy is unfunded and provided by the firm primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The lump sum retirement payment shall be made to an Officer only if the BPC, in its sole discretion, decides that the Officer is entitled to it. Officers who are denied a lump sum retirement payment, in part or in full, to which they believe they are entitled may file a written request for such payment with the BPC, or its delegate, and such request will be reviewed in accordance with applicable law, including the claims procedures under ERISA.

RELATED POLICIES
•Officer Transition Policy
•Officer Annual Bonus Policy
•Officer Perquisites
•Officer Hire/Re-Hire Policy

REPORTING CONCERNS
We expect Booz Allen people to comply with our policies and Code of Ethics and Business Conduct. As outlined in the Mandatory Reporting and Non-Retaliation Policy, if you observe or have reasonable suspicion that a Booz Allen policy or the Code has been violated, you have a responsibility as part of your employment to promptly report your concerns via one of our official firm reporting channels:

•Your Job Leader or Career Manager
•An Ethics Advisor
•Employee Relations
•The firm’s Ethics & Compliance Team (ethics@bah.com)
•The firm’s Chief Ethics and Compliance Officer
•The firm’s Ethics Hotline (at +1-800-501-8755 (US) or +1-888-475-0009 (international) or (http://speakup.bah.com), Concerns may be raised anonymously

We take all allegations of misconduct seriously, investigate them promptly and strictly prohibit retaliation against any person who raises a good faith ethical or legal concern.

POINTS OF CONTACT AND ADDITIONAL RESOURCES
General questions or exceptions regarding this policy can be directed to the Chief People Officer or Talent Strategy Officer.

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